Exhibit 1.3

VIVO PARTICIPAÇÕES S.A. CNPJ/MF nº 02.558.074/0001-73 - NIRE 35.3.001.587-92 Publicly-held company of authorized capital

“Telesp and Vivo are Brazilian companies.  Information distributed in connection with the proposed share merger and the related shareholder vote is subject to Brazilian disclosure requirements that are different from those of the United States.
 Any financial statements and financial information included herein is prepared in accordance with Brazilian accounting standards that may not be comparable to the financial statements or financial information of United States companies.It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the share merger, since the companies are located in Brazil and substantially all of their officers and directors are residents of Brazil.  You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws.  Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the companies may purchase shares of the companies otherwise than under the share merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.”

MINUTE OF THE EXTRAORDINARY GENERAL MEETING OF DIRECTORS HELD ON MARCH 25TH, 2011.

1. DATE, TIME AND LOCATION: March 25th, 2011, at 10 a.m., at Avenida Roque Petroni Junior, 1.464, 6th floor, B side , Board of Directors room, in the city of São Paulo, State of São Paulo.

2. CHAIRMAN AND SECRETARY: Luis Miguel Gilpérez López – Chairman of the meeting and Breno Rodrigo Pacheco de Oliveira – Secretary of the meeting.

3. ATTENDANCE: The meeting was installed with the attendance of the Directors that sign this minute, in compliance with the quorum set forth in the By-laws. The members of the Audit Committee (Conselho Fiscal), Mr. Ademir José Mallmann, Mr. Peter Edward MR Wilson and Mr. Juarez Rosa da Silva, also attended to the meeting, pursuant to article 163, § 3 of Law No. 6.404/76. It was stated the attendance of Mr. Roberto Oliveira de Lima, Chief Executive Officer, and Carlos Raimar Schoeninger, Investor Relations Officer. Moreover, the representatives of Signatura Lazard Assessoria Financeira Ltda., and Mr. Pedro Oliva Marcilio de Sousa, legal counsel retained by the Company to advise its Special Committee.

4. AGENDA AND RESOLUTIONS:

Mr. Luis Miguel Gilpérez López, Chairman of the Board of Directors, clarified that, as it was known by all those in attendance, the purpose of the meeting was to resolve the terms and conditions for the corporate restructuring which proposal was presented to the Directors at the meeting held on December 27th, 2010, regarding the merger of the totality of Company’s shares by Telecomunicações de São Paulo S.A. - TELESP, a publicly-held company incorporated in accordance with the laws of Brazil, headquartered in the city of São Paulo, State of São Paulo, at Rua Martiniano de Carvalho, 851, enrolled with CNPJ/MF under No. 02.558.157/0001-62 (“Telesp”), mainly aiming at the consolidation of the companies’ shareholders base (“Corporate Restructuring”). The mentioned Corporate Restructuring will be submitted to the final approval of the General Shareholders Meeting of the Company and Telesp.

After the due considerations regarding the purposes of the transaction, it was concluded that the adoption of the Corporate Restructuring, as proposed, is justified insofar as, in addition to simplifying the corporate structure and allowing the concentration of the shareholders of the companies, providing to the relevant shareholders the participation in only one publicly-held company with shares

VIVO PARTICIPAÇÕES S.A. CNPJ/MF nº 02.558.074/0001-73 - NIRE 35.3.001.587-92 Publicly-held company of authorized capital

MINUTE OF THE EXTRAORDINARY GENERAL MEETING OF DIRECTORS HELD ON MARCH 25TH, 2011.

negotiated in the Brazilian and international stock exchanges, with higher liquidity, it will reduce the administrative costs and will provide the rationalization of the costs structure for the involved companies, as well as it will favor the integration of their related businesses and in the generation of synergies arising thereon, positively impacting the involved companies.

The Chairman also clarified that, as resolved in the meeting of the Board of Directors held on December 27th, 2010, Special Committees were created, both in the Company and in Telesp, as recommended by the Parecer de Orientação 35/08 issued by the Brazilian Securities Exchange Commission – CVM, that performed the attributions described in said Parecer de Orientação, including with respect to negotiation of the exchange ratios in an independent manner. The Special Committee for such purpose counted with the financial advisory of Signatura Lazard Assessoria Financeira Ltda., retained by the Company according to the Committee indication that has prepared a Valuation Report of the Company in order to suggest a range of possible exchange ratios so as to support the transaction negotiation.

He also informed that the independent Special Committees of the Company and Telesp, after intense negotiation, have recommended the approval of the Corporate Restructuring, suggesting the adoption of the exchange ratio of shares indicated in their recommendation letter as being the most appropriate, being such exchange ratio inserted into the intervals indicated by their financial advisors in their Valuation Report.

Moreover, the Chairman reminded that as a preparatory step for the Corporate Restructuring and simplification of the corporate structure, it was suggested the merger by the Company of the Brazilian holdings TBS Celular Participações Ltda., Portelcom Participações S.A. and PTelecom Brasil S.A. (jointly, the “BR Holdings”), which currently directly hold as main assets the shares of the Company and which are controlled by Telefónica, S.A.. Mr. Chairman reemphasized that the merger of BR Holdings will not result in amendment in the number and composition by class of the shares of the Company, not affecting the current stock held by the shareholders of Vivo Part.

Finally, he has informed those who attended the meeting that the Corporate Reestructuring had been analyzed by ANATEL – Agência Nacional de

VIVO PARTICIPAÇÕES S.A. CNPJ/MF nº 02.558.074/0001-73 - NIRE 35.3.001.587-92 Publicly-held company of authorized capital

MINUTE OF THE EXTRAORDINARY GENERAL MEETING OF DIRECTORS HELD ON MARCH 25TH, 2011.

Telecomunicações, which approved the transaction in the ANATEL’s Executive Board’s meeting held on March 24th, 2011.

Regarding the terms and conditions of the Corporate Restructuring involving the Company, the members of the Board of Directors, after clarifications rendered, before the favorable manifestation of the Board of Auditors, resolved, unanimously:

4.1.     to ratify, ad referendum of the general shareholders’ meeting of the Company that will resolve about this matter, the retention by the Board of Officers of the specialized company Ernst & Young Terco Auditores Independentes SS., headquartered at Av. Presidente Juscelino Kubitschek, 1830, Torre I, 5th and 6th. floors, São Paulo/SP, ZIP CODE 04543-900, enrolled with CNPJ/MF under No. 61.366.936/0001-25, to appraise the related net worth of the BR Holdings to be merged by the Company;

4.2      to approve, ad referendum of the general shareholders’ meeting of the Company that will resolve about this matter, the valuation reports of the BR Holdings’ net worth, at book value, duly audited, on the base date of December 31st, 2010;

4.3      to approve, ad referendum of the general shareholders meeting of the Company that will resolve about this matter, the draft of the Protocol of Merger and Instrument of Justification be executed on the date hereof between the Company and the BR Holdings (“Merger Protocol of the BR Holdings), which states the merger by the Company of the BR Holdings. The Merger Protocol of the BR Holdings sets forth the terms and general conditions of the BR Holdings merger, the justification for the transaction and the valuation criteria of the companies to be merged, without mentioning exchange ratios of the corporate participation of the shareholders of BR Holdings, since the equities of the BR Holdings comprise solely the shares of the Company, so that with their merger, the shares of the Company which were held by the BR Holdings will be directly attributed to the shareholders/quotaholders of BR Holdings in the same number and class and with the same rights. It shall also be emphasized that the BR Holdings merger will not result in the capital increase of the Company;

4.4      to ratify, ad referendum of the general shareholders meeting of the Company that will resolve about this matter, the retaining by the Board of Officers of the Company as indicated by the Special Committee, of the specialized company

VIVO PARTICIPAÇÕES S.A. CNPJ/MF nº 02.558.074/0001-73 - NIRE 35.3.001.587-92 Publicly-held company of authorized capital

MINUTE OF THE EXTRAORDINARY GENERAL MEETING OF DIRECTORS HELD ON MARCH 25TH, 2011.

Signatura Lazard Assessoria Financeira Ltda., enrolled with CNPJ/MF under nº 06.955.244/0001-04, to evaluate the net worth of the Company and Telesp, at ita respective economic value, by the discounted cash flow methodology on December 31, 2010, for the purpose of determining the exchange ratio of common and preferred shares of the Company by new shares to be issued by Telesp, as well as give their opinion in regard to the exchange ratio established, having Signatura Lazard Assessoria Financeira Ltda. (“Signatura Lazard”) declared that, since the exchange ratio proposed by the Board is within the exchange ratio range extracted from the value of Companies resulting from the valuation report, such exchange ratio is, under a financial standpoint, commutative for the non controlling shareholders of the Company.

4.5.     to ratify, ad referendum of the general shareholders meeting of the Company that will resolve about this matter, the retaining by the Board of Officers of the Company of the specialized company Planconsult Planejamento e Consultoria Ltda., enrolled with CNPJ/MF under No. 51.163.748/0001-23 (“Planconsult”), to: (i) evaluate the net worth of the Company at market prices for the purposes of article 264 of Law No. 6.404/76; and (ii) evaluate the shares of the Company for the purpose of determining the increase of capital stock of Telesp;

4.6.     to approve, ad referendum of the general shareholders meeting of the Company that will resolve about this matter, the valuation reports of the net equity of the Company, at market prices, on the base date of December 31st, 2010, for the purpose of calculation of the exchange ratio resulting from the net equity criteria at market price, in the terms of article 264 of Law No. 6.404/76 (“Valuation Report of Net Equity at Market Price”);

4.7.     to approve, ad referendum of the general shareholders meeting of the Company that will resolve about this matter, the valuation report of the shares of the Company to be merged into Telesp based in the economic value, for the purpose of determining the increase of capital stock of Telesp, in compliance with article 252 § 1, combined with article 8th, both of Law No. 6.404, of December 15, 1976 (“Valuation Report of Capital Increase”);

4.8.     to approve, ad referendum of the general shareholders meeting of the Company that will resolve about this matter, the draft of the Protocol of Merger of Shares and Instrument of Justification to be executed between the Company and

VIVO PARTICIPAÇÕES S.A. CNPJ/MF nº 02.558.074/0001-73 - NIRE 35.3.001.587-92 Publicly-held company of authorized capital

MINUTE OF THE EXTRAORDINARY GENERAL MEETING OF DIRECTORS HELD ON MARCH 25TH, 2011.

Telesp (“Protocol of Merger”), which states the merger of the totality of shares of the Company into Telesp. The Protocol of Merger sets forth the terms and general conditions of the intended merger, the justifications of the transaction, the valuation criteria of shares to be merged and the exchange ratio of the corporate participation of the shareholders of the Company by shares to be issued by Telesp, agreed among the managements of the Company and Telesp in accordance with the recommendation of the Special Committee created in the Company;

4.9      Considering the exchange ratio proposed in accordance with the recommendation of the Special Committees of the Company and Telesp after negotiations among the referred Special Committees and as from the evaluations issued by their respective financial advisors, the Board of Directors of the Company approved the exchange ratio of each share of the Company by 1,55 shares of Telesp, exchange ratio which was recommended by the Company and Telesp Special Committees as well as is comprised in the exchange ratio range considered by Signatura Lazard as equitable for the Company.

It has been proposed that the fractions of shares resulting from the exchange ratio shall be grouped and sold in auction (or auctions, as the case may be) in BM&FBOVESPA, at market price, and the net amount obtained shall be paid to the shareholders of the referred Company, that as a result of the merger, are entitled to the referred fractions of shares, pro rata to the fractions held by them, up to 5 (five) business days as from the date that the auction is held (or last auction, if the case may be).

Considering the approval of the terms and conditions of the Protocol of Merger herein resolved, as well as the clarifications provided regarding the contemplated Corporate Restructuring, the members of the Board of Directors expressed their favorable opinion to the implementation of the analyzed transaction and authorized the execution of the Protocol of Merger by the Board of Directors of the Company, as well as authorized the Officers to take all the necessary measures to implement the Corporate Reestructuring.

As no matters were left to be discussed, the meeting was adjourned and the minute was drawn up, and after read and approved, it was executed by the Directors and by the Secretary, being registered at the corporate books.

VIVO PARTICIPAÇÕES S.A. CNPJ/MF nº 02.558.074/0001-73 - NIRE 35.3.001.587-92 Publicly-held company of authorized capital

MINUTE OF THE EXTRAORDINARY GENERAL MEETING OF DIRECTORS HELD ON MARCH 25TH, 2011.

5.        DATE AND SINGATURES: São Paulo March 25, 2011. Luis Miguel Gilpérez López – Chairman of the Board of Directors, Eduardo Fernando Caride (represented by Luis Miguel Gilpérez López), Emilio Gayo Rodriguez (represented by Luis Miguel Gilpérez López), Félix Pablo Ivorra Cano, Ignácio Aller Mallo, Ignacio Cuesta Martin Gil, José Guimarães Monforte, Antonio Gonçalves de Oliveira and Rui Manuel de M. D’Espiney Patrício – Members of the Board of Directors and Ademir José Mallmann, Peter Edward Mr Wilson and Juarez Rosa da Silva – Members of the Board of Auditors and Breno Rodrigo Pacheco de Oliveira - Secretary.

I hereby certify that the present document is a true copy of the minutes of the extraordinary Board of Directors meeting held on March 25, 2011, registered in the proper corporate book.

Breno Rodrigo Pacheco de Oliveira
Secretary - OAB/RS nr. 45.479

RECOMMENDATION OF THE SPECIAL COMMITTEE OF VIVO PARTICIPAÇÕES S.A.
(ATTACHMENT TO THE MINUTES OF THE BOARD OF
DIRECTORS MEETING OF VIVO PARTICIPAÇÕES S.A.)
-FREE TRANSLATION-

São Paulo, March 25, 2011

To
Board of Directors of Vivo Participações S.A.
Delivered in hand

At.: Mr. Luis Miguel Gilpérez López

Chairman of the Board of Directors

Ref.: Recommendation of the Independent Committee regarding the merger of shares of Vivo Participações S.A. into Telecomunicações de São Paulo S.A. - TELESP

Dear Sirs,

The Special Independent Committee of Vivo Participações S.A. (“Committee” and “Company”, respectively), created by its Board of Directors on December 27, 2010, to fulfill the attributions stated in Parecer de Orientação No. 35 issued by Brazilian Securities Exchange Commission, regarding the negotiation of the exchange ratio of the merger of shares of the Company into Telecomunicações de São Paulo S/A - Telesp (“Exchange Ratio”, “Transaction” and “Telesp”, respectively) informs that the process of negotiation of the Exchange Ratio was concluded, having this Committee and the special independent committee of Telesp agreed in submitting to their respective board of directors its recommendation for the adoption of the following exchange ratio:

1 share of the Company for 1.55 shares of Telesp. The Exchange Ratio is the same for both common and preferred shares of the Company.

The Committee was advised, during this whole process of negotiation, including in the preparatory studies, by Signatura Lazard Assessoria Financeira Ltda. (“Signatura Lazard” or “Financial Advisor”). At the end of the process, Signatura Lazard has proved ready to issue an opinion, confirming the opinion of this Committee and presenting their understanding in the sense that the shareholders of the Company are being treated in a commutative way within the Transaction. The formalization of this opinion will be made in the following days.

It is important to point out that the basis of the negotiation were determined by us, taking into account, within others elements, the following: (i) the economic-financial analysis of the Company and Telesp prepared by Signatura Lazard, based on the discounted cash flow, that is part of Annex I herein and (ii) the internal discussions with the Management.

RECOMMENDATION OF THE SPECIAL COMMITTEE OF VIVO PARTICIPAÇÕES S.A.
(ATTACHMENT TO THE MINUTES OF THE BOARD OF
DIRECTORS MEETING OF VIVO PARTICIPAÇÕES S.A.)
-FREE TRANSLATION-

In order to form its conviction in relation to the opinion issued, the undersigned have been based on the financial statements and economic-financial information of the Company and of Telesp and that Telesp has provided all necessary information, in a complete and correct way, for the work to be done.

Based on the foregoing, we resolved to recommend to the Board of Directors the exchange ratio herein above indicated, as the most adequate for the implementation of the merger of shares, which terms and conditions we believe are satisfactory.

Yours sincerelly,

Antonio Gonçalves de Oliveira	Ignacio Aller Mallo	José Guimarães Monforte